Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3ASR) and related Prospectus of Gramercy Property Trust Inc. for the registration of common stock, preferred stock and debt securities, and to the incorporation by reference therein of our reports as follows:

1.	Dated March 14, 2014, with respect to the consolidated financial statements and schedule of Gramercy Property Trust Inc., and the effectiveness of internal control over financial reporting of Gramercy Property Trust Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission;

2.	Dated March 31, 2014, with respect to the consolidated financial statements and schedule of GPT GIG BOA Portfolio Holdings LLC as of and for the year ended December 31, 2013, included in the Annual Report (Form 10-K, as amended by Form 10-K/A) of Gramercy Property Trust Inc. for the year ended December 31, 2013, filed with the Securities and Exchange Commission; and

3.	Dated August 22, 2014, with respect to the consolidated statements of revenues and certain expenses of GPT GIG BOA Portfolio Holdings LLC for the year ended December 31, 2013 and the period from August 12, 2012 (inception) through December 31, 2012, included in the Current Report (Form 8-K/A) of Gramercy Property Trust Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
November 26, 2014